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Exhibit 10.1


                                                    InnoServ Technologies, Inc.



September 10, 1997



Mr. Thomas E. Hoefert
1015 Walnut Falls Circle
Mansfield, TX  76063

Dear Tom:

I am pleased that you have decided that you would like to return to INNOSERV. On that basis, INNOSERV Technologies, Inc. -Registered Trademark- ("The Company") is pleased to extend to you an offer of employment for the position of Vice President, Chief Financial Officer. This position will report to the President and CEO. You will be an officer of the Company and a member of the executive management group that directs the Company. The offer of employment, as set forth in this letter, supersedes any representations, whether written or oral, that may have occurred previously. Effectively, it is our intent to "bridge your service" and return your status at historical compensation and benefit levels.

Your annual base salary will be $157,500 with the opportunity for annual merit increases with the first annual review occurring on or about July 1, 1998. Subject to the approval of an executive bonus program, for fiscal year 1998, you will be eligible for an annual bonus based on your performance against established objectives up to a maximum of 40% of your base salary. For fiscal 1998, you will be eligible for 7/12 of your total bonus opportunity.

You will also receive a grant of options to purchase 25,000 shares of the Company's common stock pursuant to the Company's Stock Incentive Plan. The stock options will have an exercise price equal to the exercise price of your previous grant or $3.50 and a term of ten years, and one-third of the stock options will vest on an annual basis so that after three years of employment the options will be fully vested. Your previous time of service (i.e. 15 months) will count towards your vesting period. As you are aware, there are stock options available for grant to key employees in the discretion of the Company's Compensation Committee as part of an overall management group incentive program.

Upon employment with the Company you will be eligible to participate in the Company's medical and dental insurance plans which are available to other officers and employees of the Company. You will be entitled to four weeks of paid vacation per year, which will be accrued per Company policy.

You will receive a car allowance of $600 per month, as well as, reimbursement for certain maintenance and operating costs, as defined in the Company Policy and Procedures Manual.

If your employment is terminated by the Company for any reason other than for cause (which shall mean for all purposes herein, fraud, dishonesty or willful misconduct), you will receive a severance payment by

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the continuation of your then current monthly salary (less appropriate withholding amounts) for six months following your separation. In addition, the Company will pay for your participation in its medical and insurance plans for six months following your separation. Payment of the severance benefit is conditioned upon your providing to the Company at the time of your separation a written release of any and all claims against the Company and your agreement not to compete with the Company or to hire any of its employees for a period of two years following your separation from the Company. You are not eligible for a severance benefit if you voluntarily terminate your employment with the Company.

If a Change of Control (as defined below) occurs, all or your then unvested stock options will vest immediately. Furthermore, if within six months following a Change of Control, your employment is terminated without cause, you will also receive a severance payment as provided for above.

For purposes of the preceding paragraph a "Change of Control" shall be deemed to have occurred if (x) any "person" or "group" of "persons" (as the terms "person" and "group" are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 and the rules and regulations thereunder) is or becomes, after the date of your employment by the Company, the beneficial owner, directly or indirectly, of the securities of the Company representing 50% of the combined voting power of the then outstanding voting securities of the Company (whether by purchase or acquisition of such securities or by agreement to act in concert with respect to the voting of such securities or otherwise); (y) all or substantially all of the assets and/or business of the Company is sold, transferred or otherwise disposed of to a third party; or
(z) a majority of the Board of Directors of the Company shall be comprised of persons who were not elected to such offices as part of the "Company nominated slate" of directors (i.e., the slate of nominees proposed by the Board of Directors in office immediately prior to the election). Notwithstanding the foregoing, there shall be excluded from the definition of "Change of Control" any direct or indirect beneficial ownership change resulting in 50% or more of the combined voting power of the then outstanding securities of the Company being beneficially owned individually, jointly or as a group by Dudley A. Rauch, Samuel Salen, M.D., Donald G. Moehering, Michael M. Sachs, MEDIQ Incorporated or the trust created by agreement dated November 18, 1983 by Bernard B. Rotko as grantor (the "Rotko Trust") or any of affiliates, personal representatives, heirs, testamentary trusts or donees who are members of their family or any of them.

Your starting date of employment will be no later than September 29, 1997. Your employment will be governed by the legal principles applicable to employment at will and nothing contained in this letter shall constitute a contract of employment.

Tom, I am excited with the prospect of working together again. Your commitment and contribution are important to me as we continue to build InnoServ. On behalf of InnoServ, welcome back!

Sincerely,


INNOSERV TECHNOLOGIES, INC.        Understood, Agreed and Accepted


  /s/ Michael G. Puls                   /s/ Thomas Hoefert
  Michael G. Puls                   --------------------------------
  President & CEO                   Thomas E. Hoefert
                                    Date: 9/26/97
                                          --------------------------

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